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                                                          EXHIBIT NO. 99.14(a)

                        INDEPENDENT AUDITORS' CONSENT

                                EXHIBIT 14(a)

    We consent to the inclusion in the Registration Statement on Form N-14 of MFS Series Trust IX, on behalf of MFS Limited Maturity Fund (one of the series constituting MFS Series Trust IX), of our report dated January 6, 2000 appearing in the Annual Report to shareholders of MFS Intermediate Income Fund (a series of MFS Series Trust II) for the year ended November 30, 1999 and to the incorporation by reference of our reports into the Prospectus/Proxy Statement which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" appearing in the Combined Prospectus/Proxy Statement which is included as part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 1, 2000